Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TechTarget, Inc. of our report dated June 27, 2024, except for the effects of the restatement discussed in Note 1 to the combined financial statements and the critical audit matter related to the accounting for the carve-out of the Business from Informa PLC (the ‘Parent’) and classification of related party balances, as to which the date is September 4, 2024, relating to the financial statements of Informa Tech Digital Businesses of Informa PLC, which appears in Toro CombineCo, Inc.’s prospectus filed pursuant to Rule 424(b) on October 25, 2024, relating to the Registration Statement on Form S-4/A (No. 333-280529) dated October 23, 2024.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

December 9, 2024